Exhibit 99.1

Orexigen Therapeutics Reports Business and Financial Results for the Third Quarter Ended September 30, 2013

- Company making final preparations for the Light Study interim analysis

San Diego, CA, November 12, 2013 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced business and financial results for the third quarter ended September 30, 2013.

For the three months ended September 30, 2013, Orexigen reported a net loss of $18.6 million, or $0.19 per share, as compared to a net loss of $30.6 million, or $0.44 per share, for the third quarter of 2012.

Total operating expenses for the third quarter of 2013 were $19.4 million compared to $31.5 million for the third quarter of 2012. This overall decrease in operating expenses reflects a decrease in research and development expenses associated with the conduct of the Light Study, the Contrave® cardiovascular outcomes trial. As of September 30, 2013, Orexigen had $48.7 million in cash and cash equivalents and an additional $34.1 million in marketable securities, for a total of $82.8 million.

Orexigen indicated that 2013 change in cash, cash equivalents, and marketable securities is trending to the lower end of the guidance range. Orexigen now projects 2013 net decrease in cash, cash equivalents, and marketable securities to be between $70 million and $75 million. The Company will commence certain active pharmaceutical ingredient (API) purchases after the Light Study interim analysis, in order to fulfill Contrave launch order requirements, which will be subsequently reimbursed by its North American commercial partner, Takeda Pharmaceuticals, once final product is shipped. With this updated guidance, Orexigen expects to end the year with approximately $62-$67 million in cash, cash equivalents, and marketable securities.

“This is an exciting time at Orexigen, as we make final preparations for the Light Study interim analysis,” said Michael Narachi, Chief Executive Officer of Orexigen. “We continue to expect we will receive the analysis from the DMC and complete our review by early December.”

“We expect that an interim analysis that meets the pre-specified safety hurdles will enable a series of important steps in 2014 toward the global commercialization of Contrave, including potential approvals in the US and Europe, progression of partnership discussions for ex-North American Contrave rights, and the potential commercial launch of Contrave in North America by Takeda,” Narachi continued.

Recent business highlights:

•	In October, Orexigen submitted the Marketing Authorization Application for Contrave to the European Medicines Agency. Cardiovascular outcomes data from the Light Study are expected to be available for the Committee for Medicinal Products for Human Use (CHMP) Day 120 List of Questions.

•	In preparation for the potential launch of Contrave, Takeda assumed from the Company the responsibility to package Contrave for commercial sale. The Company will continue to supply bulk tablets of Contrave to Takeda in accordance with the terms of the Collaboration Agreement.

•	Orexigen entered into a commercial supply agreement with Sanofi to manufacture and supply Contrave for territories outside North America.

Product candidates:

Contrave (32 mg naltrexone sustained-release (SR)/360 mg bupropion SR) for the treatment of obesity: In 2012, Orexigen screened more than 13,000 patients, enrolled more than 10,400 and ultimately completed recruitment of the Light Study with approximately 8,900 randomized patients. The primary objective of the double-blind, randomized, placebo-controlled Light Study, which Orexigen is conducting under a Special Protocol Assessment with the FDA (United States Food and Drug Administration), is to rule out excess cardiovascular risk in overweight and obese patients receiving Contrave. An interim analysis of the Light Study is anticipated by early December, enabling the potential resubmission of the Contrave New Drug Application to the FDA by year end.

In October 2013, Orexigen submitted a Marketing Authorization Application for Contrave to the European Medicines Agency.

Orexigen has licensed North American Contrave commercial rights to Takeda Pharmaceuticals. Orexigen owns Contrave rights in Europe and throughout the rest of the world outside of North America and will seek a partner to commercialize Contrave in those territories.

Empatic™, a fixed dose combination of bupropion SR and zonisamide SR, for the treatment of obesity: In a series of discussions with the FDA on the continued development of Empatic, the FDA stated that Phase 3 data for Empatic may be sufficient to support submission of an NDA without data from a cardiovascular outcomes trial. The FDA indicated that as long as the placebo-subtracted changes in body weight, blood pressure and heart rate for Empatic are similar to or more favorable than the placebo-subtracted changes observed with Contrave, and there are no signals of cardiovascular concern in the Empatic development program, reassuring results of a cardiovascular outcomes trial with Contrave will be sufficient. In addition, while the FDA reiterated the belief that the teratogenicity potential for zonisamide is very concerning, the FDA will allow Phase 3 studies of Empatic to include women of childbearing potential who have a Body Mass Index that meets the FDA definition of overweight (>27kg/m2) in the presence of at least one weight-related comorbidity.

Orexigen owns worldwide rights to Empatic. Prior to initiating Phase 3 studies of Empatic, the Company plans to seek a collaboration partner to help fund further clinical development and, if approved, commercialization.

Conference Call This Morning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the third quarter 2013 financial results and recent business highlights. The live call may be accessed by phone by calling (888) 895-5479 (domestic) or (847) 619-6250 (international), participant code 36014873. The webcast can be accessed live on the Investor Relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is Contrave, which has completed Phase 3 clinical trials and for which a New Drug Application has been submitted and reviewed by the FDA. The Company has also reached agreement with the FDA on a Special Protocol Assessment (SPA) for the Light Study, the Contrave cardiovascular outcomes trial. The Company’s other product candidate, Empatic, has completed Phase 2 clinical trials. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: projected change in 2013 cash, cash equivalents, and marketable securities and expected year-end cash, cash equivalents, and marketable securities balance; the potential for, and timing of, the approval of a Contrave Marketing Authorization Application (MAA) in the European Union (EU); the probability of the interim analysis of the Light Study excluding a prespecified level of risk of MACE; the potential for, and timing of, resubmission of a NDA for Contrave based on interim results of the Light Study; the possibility of resubmitting the Contrave NDA with the independent DMC report on the interim analysis and without the clinical study report for the interim analysis; the safety and effectiveness of Contrave; the potential for, and timing of, the accrual and adjudication of MACE in the Light Study; the probability of overall success of the Light Study; the potential for past Contrave clinical trials to predict the outcome of future Contrave clinical trials; the potential for the FDA to continue to honor the Special Protocol Assessment, or SPA; the potential to enter into a collaborative partnership for commercialization of Contrave outside of North America; the potential for Takeda to commercially launch Contrave in North America; the potential to enter into a collaborative partnership to fund Phase 3 development and, if approved, commercialization of Empatic™; the potential for the FDA to approve an NDA for Empatic without requiring data from a cardiovascular outcomes trial in addition to the data obtained from the Light Study; and the use of pharmacotherapy to treat obesity. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the possibility that the FDA determines not to initiate review of the Contrave NDA until it has received the complete study report for the interim analysis; the SPA is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; Orexigen’s ability to conduct the Light Study and the progress and timing thereof, including risks associated with enrolling and retaining the appropriate patients in the Light Study; Orexigen’s ability to demonstrate in the Light Study that the risk of MACE in overweight and obese patients treated with Contrave does not adversely affect Contrave’s benefit-risk profile; the potential that earlier clinical trials may not be predictive of future results in the Light Study; the potential for the FDA to not approve Contrave even after the resubmission with the MACE data; the potential for the Light Study to cost more than what is projected; the potential for early termination of Orexigen’s North

American collaboration agreement with Takeda Pharmaceutical Company Limited; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of the Contrave NDA; the therapeutic and commercial value of Contrave; Orexigen’s ability to maintain sufficient capital to fund our operations through potential approval of Contrave in 2014; the development plan for Empatic; Orexigen’s ability to enter into a collaborative partnership for Empatic on acceptable terms, if at all; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission August 7, 2013 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Contact:	Media Contact:
McDavid Stilwell	Denise Powell
VP, Corporate Communications and Business Development	BrewLife
(858) 875-8629	(510) 703-9491

SOURCE Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	September 30	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,730	$78,332
Investment securities, available-for-sale	34,085	59,071
Prepaid expenses and other current assets	1,790	1,491

Total current assets	84,605	138,894
Property and equipment, net	120	83
Other assets	812	—
Restricted cash	177	177

Total assets	$85,714	$139,154

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,227	$8,156
Accrued clinical trial expenses	8,235	13,529
Deferred revenue, current portion	3,429	3,429

Total current liabilities	20,891	25,114
Deferred revenue, less current portion	36,000	38,571
Other long-term liabilities	89	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at September 30, 2013 and December 31, 2012; no shares issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at September 30, 2013 and December 31, 2012 and; 99,199,618 and 84,413,670 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	99	84
Additional paid-in capital	521,614	512,174
Accumulated other comprehensive income (loss)	11	15
Accumulated deficit	(492,990)	(436,804)

Total stockholders’ equity	28,734	75,469

Total liabilities and stockholders’ equity	$85,714	$139,154

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Collaborative agreement	$857	$857	$2,571	$2,571
License revenue	—	—	—	—

Total revenues	857	857	2,571	2,571
Operating expenses:
Research and development	13,027	25,806	41,276	45,428
General and administrative	6,411	5,651	17,537	14,905

Total operating expenses	19,438	31,457	58,813	60,333

Loss from operations	(18,581)	(30,600)	(56,242)	(57,762)
Other income (expense):
Interest income	9	36	57	125
Interest expense	—	—	(1)	(2)

Total other income (expense)	9	36	56	123

Net loss	$(18,572)	$(30,564)	$(56,186)	$(57,639)

Net loss per share - basic and diluted	$(0.19)	$(0.44)	$(0.59)	$(0.85)

Shares used in computing net loss per share – basic and diluted	98,737	70,152	94,717	67,982